As filed with the Securities and Exchange Commission on September 13, 1999.Registration No. 333-82103



================================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                        TO

                                     FORM S-3
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)
           DELAWARE                                             95-4592204
 (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)
                     6355 TOPANGA CANYON BOULEVARD, SUITE 120
                         WOODLAND HILLS, CALIFORNIA 91367
                                  (818) 346-3653
     (Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Registrant's Principal Executive Offices)

                        MARK DYNE, CHIEF EXECUTIVE OFFICER
                     6355 TOPANGA CANYON BOULEVARD, SUITE 120
                         WOODLAND HILLS, CALIFORNIA 91367
                                  (818) 346-3653
        (Name, Address, Including Zip Code, and Telephone Number, Including
                         Area Code, of Agent for Service)

                                    COPIES TO:

                              Murray Markiles, Esq.
                             John J. McIlvery, Esq.
                    Troop Steuber Pasich Reddick & Tobey, LLP
                              2029 Century Park East
                          Los Angeles, California 90067
                                 (310) 728-3200

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                             CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed Maximum      Proposed Maximum       Amount Of
       Title of Each Class of Securities          Amount To Be     Offering Price           Aggregate        Registration
               To Be Registered                  Registered(1)        Per Unit           Offering Price           Fee
---------------------------------------------------------------------------------------------------------------------------


Common Stock, par value $.001 per share.....       2,402,011          $3.34 (2)            $8,022,717           $2,231

---------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001 per share,
issuable upon conversion of debenture.......         200,000          $3.34 (2)              $668,000             $186
---------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001 per share,
issuable upon exercise of warrants..........         300,000          $3.34 (2)            $1,002,000             $279

---------------------------------------------------------------------------------------------------------------------------


(1)In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of the Registrant's common stock reported on the American Stock Exchange on September 9, 1999.
(3)A registration fee of $4,482 was paid with respect to 2,727,522 shares of Common Stock included with the initial filing of the Registration Statement. A registration fee of $163 is being paid with respect to an additional 174,489 shares of Common Stock included with the filing of this amendment to the Registration Statement.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                  SUBJECT TO COMPLETION - SEPTEMBER 13, 1999



                                    PROSPECTUS

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                        2,902,011 SHARES OF COMMON STOCK


      This is an offering of up to 2,902,011 shares of common stock of BRILLIANT DIGITAL ENTERTAINMENT, INC. The selling stockholders named on pages 12 through 16 of this prospectus are offering all of the shares to be sold in this offering. We will not receive any of the proceeds from the offering.

      BRILLIANT'S common stock is traded on the American Stock Exchange under the symbol "BDE." On September 8, 1999, the closing sale price of the common stock on the American Stock Exchange was $3.44 per share.

      SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES.

      We have filed with the Securities and Exchange Commission a registration statement covering the resale by some of our stockholders of up to 2,046,000 shares of our common stock. The resale of the 2,046,000 shares may occur concurrently with the resale by the selling stockholders of the shares to be sold using this prospectus.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                                -------------------

                      The date of this prospectus is , 1999

                                TABLE OF CONTENTS

                                                                                      PAGE



PROSPECTUS SUMMARY......................................................................3



RISK FACTORS............................................................................4

FORWARD-LOOKING STATEMENTS.............................................................12

USE OF PROCEEDS........................................................................12

SELLING STOCKHOLDERS...................................................................12

PLAN OF DISTRIBUTION...................................................................17

WHERE YOU CAN FIND MORE INFORMATION....................................................18

LEGAL MATTERS..........................................................................19

EXPERTS................................................................................19


                                PROSPECTUS SUMMARY

ABOUT BRILLIANT DIGITAL ENTERTAINMENT

      BRILLIANT DIGITAL ENTERTAINMENT is a production and development studio that uses software to create digital entertainment for distribution over the Internet, on CD-ROM and DVD and, in the future, as television programming and for home video. Using our proprietary software tools, we produce Multipath(TM) Movies. Multipath Movies are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. Our Multipath Movies feature seamless interactivity ensuring that the plot and graphical presentation of the story are uninterrupted by the user's decisions.

      Historically, we have derived revenues primarily from the sale of Multipath Movies distributed on CD-ROM through retail outlets, and under Multipath Movie distribution contracts where we are entitled to fixed minimum guaranteed payments. To date, we have not achieved significant sales of Multipath Movies viewed in real time over the Internet, and Multipath Movies titles on DVD will not be available for purchase until the second half of 1999.

      We have recently expanded our business to offer Internet- and television-based auction services through our subsidiary, Trojan Television Limited, which we acquired in July 1999. Trojan Television Limited is a London-based company doing business as The Auction Channel. Founded in 1996, The Auction Channel integrates live satellite, cable TV and World Wide Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television or the Internet and use the Internet or their telephone to bid on items presented at auction. The Auction Channel is developing a Web site at www.theauctionchannel.com to be a principal auction site where visitors will identify, select, attend and participate in auction events. The Auction Channel has entered into agreements to provide its services with major auction houses like Christie's, Phillips, Bonhams and Brooks. Our acquisition of The Auction Channel furthers our business plan of offering products and services specifically for the converging media of Internet and television.




ABOUT THE OFFERING

      This prospectus may be used only in connection with the resale by the selling stockholders of shares of the common stock of Brilliant, as follows:

o     Up to 2,132,000 shares of common stock may be sold by thirteen investors;

o     Up to 411,405 shares of common stock may be sold by Roseworth Group, Ltd.;

o     Up to 300,000 shares of common stock may be sold by Intel Corporation;

o     Up to 40,500 shares of common stock may be sold by Chiltern Group PLC;

o     Up to 9,540 shares of common stock may be sold by HAL Nominees Limited;
      and

o     Up to 8,566 shares of common stock may be sold by Wendy L. Paige.

      We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders using this prospectus. On September 8, 1999, we had 11,915,999 shares of common stock outstanding.


CORPORATE INFORMATION

      We are a Delaware corporation that was incorporated in July 1996. We were formed through the combination of two businesses: Brilliant Interactive Ideas, Pty. Ltd., an entertainment software developer and producer, and Sega Australia New Developments, a research and development operation for leading edge software tools. Our executive offices are located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, and our telephone number is (818) 346-3653. Information on our Web site, www.multipathmovies.com, does not constitute part of this prospectus.

                                   RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE WILL NOT BE ABLE TO SELL OUR MULTIPATH MOVIES IF THEY DO NOT ACHIEVE MARKET ACCEPTANCE.


      Each Multipath Movie is an individual artistic work, and its ability to generate sales primarily will be determined by consumer reaction, which is unpredictable. To generate sales, we must develop stories and characters that capture the attention and imagination of consumers and license recognized characters and properties from third parties for use in our Multipath Movies. We cannot be certain that we will be able to do so. Other factors that influence our ability to generate revenues from our Multipath Movies include:


o consumer reluctance to initiate time consuming downloads of data necessary to view our products;

o    our marketing strategies;

o    the quality of our products and competing products;

o    critical reviews; and

o the availability of alternative forms of entertainment and leisure time activities.


WE HAVE EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, REDUCED REVENUES DUE TO DELAYS IN THE INTRODUCTION AND DISTRIBUTION OF OUR PRODUCTS.


We cannot be certain that we will be able to meet our planned release dates for our new Multipath Movies. If we cannot begin to ship an important new product during the scheduled quarter, our revenues would likely be reduced in that quarter. In the past, we have experienced significant delays in our introduction of some new products. For instance, delays in duplication, packaging and distribution caused our first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and the HALLOWEEN PARTY to begin arriving at retailers at the end of December 1997, after the 1997 holiday selling season. Similarly, we experienced distribution delays in the fourth quarter of 1998 that caused our products to reach retail shelves only at the end of December, after the 1998 holiday selling season. As a result, we experienced fewer sales of these products than we would have if the products were in stores during the holiday selling seasons, which had a materially adverse effect on our operating results for the 1997 and 1998 fourth quarters. It is likely in the future that delays will continue to occur and that some new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors.

WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT SALES OF OUR PRODUCTS VIEWED ON THE INTERNET UNLESS THERE IS A REDUCTION IN THE TIME IT TAKES TO DOWNLOAD THE LARGE AMOUNTS OF DATA NECESSARY TO VIEW OUR PRODUCTS ON THE INTERNET.

      Our revenue growth depends in part on our ability to distribute our products for viewing on the Internet. We believe that without reductions in the time to download Multipath Movies over the Internet, our Multipath Movies may be unable to gain consumer acceptance. This reduction in download time depends in part upon advances in compression technology. We have experienced delays in the development of compression technologies, which, we believe, has materially and adversely affected our online sales and results of operations. We believe that large, time-consuming downloads have deterred potential users of our products and have reduced the effectiveness of our marketing campaigns with Microsoft and Disney. The development of these technologies continues to be a significant component of our business strategy and a primary focus of our research and development efforts.

OUR PROSPECTS ARE DIFFICULT TO FORECAST BECAUSE WE HAVE ONLY BEEN SELLING MULTIPATH MOVIES SINCE DECEMBER 1997.

      We have a limited history of selling Multipath Movies upon which to evaluate our future prospects. We acquired the software tools necessary to produce Multipath Movies in August 1996 and introduced our first Multipath Movie in December 1997. theWe are unable to accurately anticipate our future performance because of this limited experience. As a result, we may frequently over-spend for production or marketing of titles that will fail, or under-spend on marketing for other titles, either of which will result in the misallocation of our limited financial resources and adversely affect our revenues and profitability.


IF WE ARE UNABLE TO RAISE ADDITIONAL FUNDS, WE MAY BE REQUIRED TO DEFER COMPLETION OF MULTIPATH MOVIE TITLES AND REDUCE OVERHEAD SIGNIFICANTLY.

      We believe that our existing funds, cash generated from operations and proceeds from our future sales of common stock under the securities purchase agreement we entered into in March 1999 will be sufficient to fund our working capital requirements for at least the next twelve months. Following fiscal 1999, we may need to raise additional funds through debt or equity financing or by other means. We cannot be certain that additional financing will be available at the time we need additional funds or that, if available, it can be obtained on terms that we deem favorable. If necessary funds are not available, we may be required to defer completion of Multipath Movie titles and reduce overhead significantly, which could have a material adverse effect on our business. Additionally, our stockholders may be diluted if we raise additional funds through the sale of our stock.


OUR SOFTWARE DISTRIBUTORS AND PUBLISHERS, OUR OEM PROVIDERS AND THE LICENSORS FROM WHOM WE OBTAIN RIGHTS TO OUR STORIES AND CHARACTERS MAY CAUSE US TO DELAY THE RELEASE OF OUR PRODUCTS, WHICH MAY RESULT IN LOWER PRODUCT SALES AND LOWER REVENUES THAN ANTICIPATED.

      Our distribution relationships with software distributors and publishers and OEM providers, and our licensing arrangements with companies that own the stories or characters used in many of our Multipath Movies, contain potentially burdensome provisions. These provisions may affect our ability to release our products, which would adversely affect our revenues, for a number of reasons, such as:

o A software distributor or a licensor of a story or character may, in the exercise of its product approval rights, arbitrarily require expensive and time consuming changes to introduction;our products, which may cause a delay in the release of the products; and

o An OEM provider could change the shipping schedule of the equipment with which our products are bundled, and thereby cause a delay in their distribution.

      One delay has already occurred. Packard Bell NEC, which agreed to distribute our initial Multipath Movie CYBERSWINE and other movies selected by us bundled with Packard Bell computers, significantly delayed the introduction of CYBERSWINE beyond the initially anticipated launch date. Packard Bell NEC also delayed the release of POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and the HALLOWEEN PARTY bundled on Packard Bell computers beyond the initially anticipated launch dates. As a result, these Multipath Movies were not available to consumers on Packard Bell computers as early as we initially anticipated, and we experienced fewer sales of these Multipath Movies and lower revenues than we expected.

WE MAY NOT BE ABLE TO LICENSE STORIES AND CHARACTERS THAT APPEAL TO CONSUMERS FOR USE IN OUR MULTIPATH MOVIES, WHICH IS NECESSARY FOR OUR MULTIPATH MOVIES TO SELL WELL IN THE MARKET.

      We use stories and characters developed by third parties in our Multipath Movies. If we cannot license stories and characters that appeal to consumers at prices or upon terms or conditions that we consider acceptable, we may not be able to develop Multipath Movies that consumers will purchase. To have access to appealing stories and characters for use in our Multipath Movies, we will need to continue to develop new relationships and maintain existing relationships with the licensors of these stories and characters. Many licensors are reluctant to grant broad licenses covering multiple formats, like the Internet and television, to companies without a proven track record in the particular industry. When rights are available, there is often significant competition for licenses.

IF THE VENDOR WE USE TO DELIVER MULTIPATH MOVIES THROUGH OUR INTERNET SITE EXPERIENCES AN INTERRUPTION IN SERVICE, WE WILL NOT BE ABLE TO SELL MOVIES THROUGH OUR INTERNET SITE UNTIL SERVICE RESUMES.


      We presently use a single vendor to deliver Multipath Movies through our Internet site. Any significant interruption in service provided by this vendor could interrupt sales and delivery of Multipath Movies and adversely affect our ability to conduct this portion of our business and maintain customer satisfaction.

IF WE CANNOT OBTAIN CD-ROM AND DVD MANUFACTURING AND PACKAGING SERVICES ON A TIMELY BASIS, WE MAY NOT BE ABLE TO TIMELY DELIVER OUR CD-ROM AND DVD PRODUCTS TO DISTRIBUTORS AND RETAILERS AND OUR SALES WILL BE ADVERSELY AFFECTED.

      We use third party vendors to press CD-ROM and DVD disks, assemble purchased product components, print product packaging and user manuals and package finished products in connection with the retail distribution of our Multipath Movies. We do not have contractual agreements with any of our third party vendors, which may result in our inability to secure adequate services in a timely manner. If we cannot obtain adequate manufacturing services, we will not be able to timely produce and deliver our CD-ROM and DVD products to distributors and retail stores for ultimate sale to consumers, which will adversely affect our sales and operating results.

IF WE ARE UNABLE TO DEVELOP A RETAIL SALES CHANNEL, EFFECTIVELY COMPETE FOR RETAIL SHELF SPACE AND NEGOTIATE FAVORABLE TERMS WITH RETAILERS, OUR RETAIL SALES AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

      To be profitable, we anticipate that a significant amount of sales of Multipath Movies will need to be made by traditional retailers. We may not be able to achieve significant retail sales at prices favorable to us. We have no prior experience in developing or managing a retail sales channel or selling products in retail stores. We are currently expending significant resources to develop a retail sales channel, which expenditures must be made before we realize any significant retail sales. The competition for shelf space in retail stores is intense. We expect that our products will constitute a small percentage of a retailer's sales volume, and we cannot be certain that retailers will provide our products with adequate levels of shelf space and promotional support. Due to the increased competition for limited retail shelf space and promotional resources, retailers and distributors increasingly are in a better position to negotiate favorable terms of sale, including terms relating to price discounts, product return rights and cooperative market development funds. Increased competition could result in loss of shelf space for our products at retail stores, as well as significant price competition, any of which could adversely affect our sales volume and the price we receive for our products.

WE MAY ENCOUNTER PROBLEMS IN CONNECTION WITH OUR ACQUISITION OF THE AUCTION CHANNEL, WHICH MAY INCREASE THE COSTS OF THE ACQUISITION AND DISTRACT MANAGEMENT'S ATTENTION FROM OPERATING THE COMBINED BUSINESS.

      In July 1999, we acquired Trojan Television Limited, a London-based company doing business as The Auction Channel. The Auction Channel integrates live satellite, cable TV and Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television and use the Internet or their telephone to bid simultaneously with people actually present at the auction house. We have very little experience in acquiring businesses and will likely encounter difficulties in integrating The Auction Channel's operations with our existing operations, which may result in unexpected costs and adversely affect our operating results. In addition, the integration will require the dedication of management resources, which may temporarily distract management's attention from the day-to-day operations of the two companies and adversely affect our operating results. Some of the difficulties we expect to encounter include, among others, those related to:

o    integrating Brilliant's and The Auction Channel's management staffs;

o    retaining The Auction Channel's key management and technical personnel; and

o coordinating the operation of geographically separated organizations with distinct cultures.

THE AUCTION CHANNEL MAY NEVER BE PROFITABLE, WHICH WILL ADVERSELY AFFECT OUR CONSOLIDATED OPERATIONS.

      The Auction Channel commenced operations in July 1996 and, accordingly, has a limited operating history upon which to evaluate its future prospects. There can be no assurance that The Auction Channel will achieve profitability or implement its business strategy. The Auction Channel had net losses of approximately $310,000 in fiscal 1997, $521,000 in fiscal 1998 and $1,289,000 for the nine months ended March 31, 1999, and an accumulated deficit of $2,119,000 as of March 31, 1999 relating to net losses from the period from July 1, 1996 through fiscal 1997 and 1998 and the nine months ended March 31, 1999. We expect that The Auction Channel will continue to sustain losses at least for the next twelve months.

OUR AMORTIZATION EXPENSES WILL INCREASE AS A RESULT OF OUR ACQUISITION OF THE AUCTION CHANNEL CAUSING AN ADVERSE EFFECT ON OUR OPERATING RESULTS.

      Our acquisition of The Auction Channel has been accounted for as a purchase. Based on the purchase price paid, The Auction Channel acquisition is expected to result in significant goodwill recorded on our balance sheet. As a result, we expect that our amortization expense will significantly increase over historical levels. This increase in amortization expense will have an adverse effect on our operating results during the remainder of 1999 and in subsequent periods.

IF THE AUCTION CHANNEL LOSES ITS LICENSE TO THE COMPUTER SOFTWARE AND HARDWARE TECHNOLOGIES IT USES IN ITS BUSINESS, THE AUCTION CHANNEL MAY NOT BE ABLE TO CONTINUE TO SELL ITS PRODUCTS AND SERVICES.

      Many of the underlying computer software and hardware technologies used by The Auction Channel are licensed from Articulate UK Limited. The Auction Channel has, with respect to these technologies, a worldwide, irrevocable license, with rights to exploit and improve, to any and all software, patents, technology, object code, documentation and know how developed or owned or licensable by Articulate UK. If The Auction Channel loses its rights to the computer software and hardware technologies it licenses from Articulate UK as a result of a dispute with Articulate UK or otherwise, The Auction Channel will not be able to continue to sell its products and services. If this occurs, The Auction Channel's revenues will be substantially reduced.


PRODUCT RETURNS THAT EXCEED OUR ANTICIPATED RESERVES COULD RESULT IN WORSE THAN EXPECTED OPERATING RESULTS.


      At the time we ship our products to retailers, we will establish reserves, including reserves that estimate the potential for future product returns. Product returns or price protection concessions that exceed our reserves could increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if we incorrectly assess the creditworthiness of customers who receive our products on credit, we could be required to significantly increase the reserves previously established. We cannot be certain that any future write-offs will not occur or that amounts written off will not have a material adverse effect on our business and depress the market price of our common stock. Actual returns to date have been within management's estimates.

FLUCTUATIONS IN OPERATING RESULTS MAY RESULT IN UNEXPECTED REDUCTIONS IN REVENUE AND STOCK PRICE VOLATILITY.


      We operate in an industry that is subject to significant fluctuations in operating results from quarter to quarter, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence our quarterly operating results include:


o    shipping schedules for PC hardware with which Multipath Movies are bundled;

o the introduction or enhancement of software products by us and our competitors;

o our ability to produce and distribute retail packaged versions of Multipath Movies in advance of peak retail selling seasons;

o the introduction or availability of new computer hardware to be used with our products; and

o    the timing of orders from major customers.

      Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, our revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters.


BECAUSE WE ARE SUBJECT TO SEASONAL BUYING PATTERNS, IF WE DO NOT ACHIEVE STRONG FOURTH QUARTER SALES OUR REVENUES AND OPERATING RESULTS FOR THE ENTIRE FISCAL YEAR WILL LIKELY BE ADVERSELY AFFECTED.

      The entertainment software business is highly seasonal. Typically, demand for entertainment software products and net revenues are highest during the year-end holiday buying season, decline in the first calendar quarter and are lowest in the second and third calendar quarters. As a result, a disproportionate share of our net revenues historically has been generated in the fourth quarter of our fiscal year. If we do not have strong fourth quarter sales, our revenues and operating results for the entire fiscal year will likely be adversely affected. We expect our revenues and operating results will continue to reflect these seasonal factors.

IF WE DO NOT IMPROVE OUR SOFTWARE TOOLS TO PRODUCE NEW, MORE ENHANCED MULTIPATH MOVIES, OUR REVENUES WILL BE ADVERSELY AFFECTED.


      The software tools that enable us to create Multipath Movies have been developed over the past three years. Additional refinement of these tools may be necessary to continue to enhance the Multipath Movie format. If we cannot develop improvements to these software tools, our Multipath Movies may not obtain or maintain market acceptance and our revenues will be adversely affected.


ERRORS OR DEFECTS IN OUR SOFTWARE TOOLS AND PRODUCTS MAY CAUSE A LOSS OF MARKET ACCEPTANCE AND RESULT IN FEWER SALES OF OUR PRODUCTS.


      Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future. While to date these errors have not been material, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.


TO DEVELOP PRODUCTS THAT CONSUMERS DESIRE, WE MUST MAKE SUBSTANTIAL INVESTMENTS IN RESEARCH AND DEVELOPMENT TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS THAT ARE TYPICAL IN OUR INDUSTRY.

      The entertainment software market and the PC industry are subject to rapid technological developments. To develop products that consumers desire, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate these technological developments. We cannot be certain that we will have the financial and technical resources available to make these improvements. We must make these improvements while remaining competitive in terms of performance and price. This will require us to make substantial investments in research and development, often times well in advance of the widespread release of the products in the market and any revenues these products may generate.

OUR PROPRIETARY TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM UNAUTHORIZED USE BY OTHERS, WHICH COULD INCREASE OUR LITIGATION COSTS AND ADVERSELY AFFECT OUR SALES.

      Our ability to compete with other entertainment software companies depends in part upon our proprietary technology. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on trademark, trade secret and copyright laws to protect our technology, and require all employees and third-party developers to sign nondisclosure agreements. We cannot be certain, however, that these precautions will provide meaningful protection from unauthorized use by others. We do not copy-protect our software, so it may be possible for unauthorized third parties to copy our products or to reverse engineer or otherwise obtain and use information that we regard as proprietary. Our customers may take inadequate precautions to protect our proprietary information. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely make substantial expenditures and divert valuable resources. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies overseas. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.


IF OUR PRODUCTS INFRINGE ANY PROPRIETARY RIGHTS OF OTHERS, A LAWSUIT MAY BE BROUGHT AGAINST US THAT COULD REQUIRE US TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR DISCONTINUE SELLING OUR PRODUCTS.


      We believe that our products, including our software tools, do not infringe any valid existing proprietary rights of third parties. Any infringement claims, however, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our business and financial condition.

WE MAY BE REQUIRED TO ISSUE SHARES OF COMMON STOCK TO PACKARD BELL NEC UPON ITS EXERCISE OF WARRANTS WE REDEEMED IN JULY 1999.

      In July 1999, we redeemed from Packard Bell NEC warrants to purchase 600,000 shares of our common stock. The warrants were exercisable at $5 per share and would have expired on September 14, 1999. Packard Bell NEC is claiming that we did not properly redeem the warrants, and considers the warrants to be outstanding. If Packard Bell NEC attempts to exercise the warrants, we may be required to issue up to 600,000 shares of common stock to Packard Bell NEC at a purchase price of $5.00 per share if Packard Bell NEC prevails in our dispute over redemption of the warrants. The information in this prospectus, including the number of shares that we may issue upon exercise of outstanding options and warrants, is presented as if we properly redeemed all of the Packard Bell NEC warrants and they are no longer outstanding.

OUR STOCK PRICE AND TRADING VOLUME FLUCTUATE WIDELY AND MAY CONTINUE TO DO SO IN THE FUTURE. AS A RESULT, WE MAY EXPERIENCE SIGNIFICANT DECLINES IN OUR STOCK PRICE.

      The market price and trading volume of our common stock, which trades on the American Stock Exchange, has been subject to substantial volatility, which is likely to continue. This volatility may result in significant declines in the price of our common stock. Factors that may cause these fluctuations include:


o    variations in quarterly operating results;

o    the gain or loss of significant contracts;

o    changes in management;

o announcements of technological innovations or new products by us or our competitors;

o    recommendations by securities industry analysts;

o dilution to existing stockholders resulting from the issuance of additional shares of common stock; and

o    short sales and hedging of our common stock.


      Additionally, the stock market has experienced extreme price and trading volume fluctuations that have affected the market price of securities of many technology companies. These fluctuations have, at times, been unrelated to the operating performances of the specific companies whose stock is affected. The market price and trading volume of our stock may be subject to these fluctuations.

IF OUR STOCK DOES NOT SUSTAIN A SIGNIFICANT TRADING VOLUME, STOCKHOLDERS MAY BE UNABLE TO SELL LARGE POSITIONS IN OUR COMMON STOCK.

      In the past, our common stock has not experienced significant trading volume on a consistent basis and has not been actively followed by stock market analysts. The average trading volume in our common stock may not increase or sustain its current levels. As a result, we cannot be certain that an adequate trading market will exist to permit stockholders to sell large positions in our common stock.

BECAUSE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, THEY MAY BE ABLE TO INFLUENCE STOCKHOLDER VOTES AND DISCOURAGE OTHERS FROM ATTEMPTING TO ACQUIRE US.


      As of July 22, 1999, our officers and directors owned, in total, approximately 17.8% of the outstanding shares of our common stock. As a result, our officers and directors are able to exert influence over the outcome of all matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these officers and directors could also discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock.


WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK.


      Our adoption of a stockholders' rights plan, our ability to issue up to 700,000 shares of preferred stock and some provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making third parties less able to acquire us by offering to purchase shares of our stock at a premium to its market price. Our board of directors can issue up to 700,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. Our board of directors could issue the preferred stock with voting, liquidation, dividend and other rights superior to the rights of our common stock. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of the share purchase rights and of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

OUR SALE OF SHARES TO ST. ANNES AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

      We have entered into a securities purchase agreement with St. Annes Investments, Ltd. that allows us to sell to St. Annes up to $6,000,000 worth of shares of our common stock at a discount to the then-prevailing market price of our common stock. If the market price is $4.00 or less, St. Annes will receive a discount equal to 14% of the market price, and if the market price is greater than $4.00, St. Annes will receive a discount equal to 12% of the market price. Accordingly, the issuance of shares under the securities purchase agreement will have a dilutive impact on our stockholders. As a result, our net income or loss per share could be materially decreased in future periods, and the market price of our common stock could be materially and adversely affected.

      The table below sets forth the number of shares and the percentages of our common stock that St. Annes would own if we elected to sell the entire $6,000,000 worth of stock under the purchase agreement. The share amounts and the percentages are based on our closing share price of $3.4375 on September 8, 1999, and on assumed closing share prices of $2.58, $1.72 and $0.86, which prices represent a 25%, 50% and 75% decline, respectively, in our September 8, 1999 closing share price. The percentages are also based on 11,915,999 shares of our common stock outstanding on September 8, 1999.

              PERCENTAGE                                      PERCENTAGE
              DECLINE IN         ASSUMED                          OF
          SEPTEMBER 8, 1999      CLOSING       SHARES OF      OUTSTANDING
            CLOSING PRICE         PRICE       COMMON STOCK   COMMON STOCK
          -------------------  ------------   -------------  -------------
                  --             $ 3.44        2,028,123         14.5%
                 25%             $ 2.58        2,704,164         18.5%
                 50%             $ 1.72        4,056,247         25.4%
                 75%             $ 0.86        8,112,493         40.5%

WE MAY NOT BE ABLE TO SELL THE ENTIRE $6,000,000 WORTH OF SHARES OF OUR COMMON STOCK TO ST. ANNES WITHOUT OBTAINING STOCKHOLDER APPROVAL, WHICH MAY REQUIRE THAT WE SEEK ALTERNATIVE SOURCES OF FINANCING THAT MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US.

      Under the rules of the American Stock Exchange, we cannot sell to St. Annes under our securities purchase agreement more than 1,881,800 shares of common stock unless we obtain stockholder approval of the issuance of shares in excess of this amount. Accordingly, if the average price at which we sell our stock to St. Annes under the securities purchase agreement is less than $3.19 per share, we will not be able to sell the entire $6,000,000 worth of shares of our common stock to St. Annes without first obtaining stockholder approval. If we are unable to obtain stockholder approval, or if we choose not to pursue stockholder approval, we may be required to seek alternative sources of financing to fund our working capital requirements. We cannot guarantee that additional financing will be available or that, if available, it can be obtained on terms favorable to us and our stockholders.

OUR SALE OF SHARES TO ROSEWORTH UPON CONVERSION OF A DEBENTURE AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

      We have issued to Roseworth a $1,000,000 debenture that Roseworth may convert into common stock at a discount to the then-prevailing market price of our common stock. As of the date of this prospectus, Roseworth has converted $750,000 of the debenture into 205,522 shares of common stock, and may convert the remaining $250,000 of principal and all accrued interest into shares of common stock upon notice to us. Accordingly, the issuance of shares upon conversion of the remaining principal and interest under the debenture will have a dilutive impact on our stockholders. Discounted sales resulting from the conversion of the debenture could have an immediate adverse effect on the market price of the common stock.

DECREASES IN THE PRICE OF OUR COMMON STOCK COULD INCREASE SHORT SALES OF OUR COMMON STOCK BY THIRD PARTIES, WHICH COULD RESULT IN FURTHER REDUCTIONS IN THE PRICE OF OUR COMMON STOCK.

      Our sales of common stock to St. Annes and Roseworth at a discount to the market price of our common stock could result in reductions in the market price of our common stock. Downward pressure on the price of our common stock could encourage short sales of the stock by third parties. Material amounts of short selling could place further downward pressure on the market price of the common stock. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the common stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the common stock, then the seller sold the shares for a higher price then he purchased the shares and may realize a profit.

                            FORWARD-LOOKING STATEMENTS


      This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.



                                 USE OF PROCEEDS


      We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders using this prospectus.



                               SELLING STOCKHOLDERS

      This prospectus may be used only in connection with the resale by the selling stockholders of shares of the common stock of Brilliant, as follows:


o     Up to 2,132,000 shares of common stock may be sold by thirteen investors;

o     Up to 411,405 shares of common stock may be sold by Roseworth Group, Ltd.;

o     Up to 300,000 shares of common stock may be sold by Intel Corporation;

o     Up to 40,500 shares of common stock may be sold by Chiltern Group PLC;

o     Up to 9,540 shares of common stock may be sold by HAL Nominees Limited;
      and

o     Up to 8,566 shares of common stock may be sold by Wendy L. Paige.

      Other than the transactions described below, no selling stockholder has had any material relationship with us within the last three years.

THE INVESTORS

      We are registering 2,132,000 shares of common stock on behalf of thirteen investors. We issued these shares of common stock to Prince Ahmad Bin Khalid Al-Saud, Barry Baeres, Brent Cohen, Tim Helfet, Schuermann GbR, Tatich Financing, Inc. and Werner Family Trust in a series of private sales in May 1999. In June 1999, Mr. Helfet sold a total of 60,000 shares to Harris Toibb, Don Kinder, Gail Toibb-Carrier, Howard Smuckler, Ronald and Barbara Gilesfsky and Michael Toibb. We agreed to register these shares on a Form S-3 registration statement.

      PRINCE AHMAD BIN KHALID AL-SAUD


      We have agreed to elect Prince Ahmad Bin Khalid Al-Saud or his designee as a Class I director for a term ending in 2000. Additionally, we have agreed that so long as Mr. Al-Saud maintains ownership of at least 5% of our outstanding equity securities, we will use our best efforts to continue to cause Mr. Al-Saud or his designee to be nominated for election as a director.


      TIM HELFET AND BRENT COHEN

      In July 1999, we acquired The Auction Channel through our purchase of substantially all of its outstanding shares from its shareholders. These shareholders include TB Investments LLC, which owned approximately 34% of the outstanding shares of The Auction Channel. Tim Helfet and Brent Cohen each own 50% of TB Investments LLC. The purchase price we will pay to the shareholders of The Auction Channel, including Mr. Helfet and Mr. Cohen, will consist of shares of our common stock, the number of which will be determined following completion of an audit of The Auction Channel's financial statement for the fiscal year ended June 30, 1999. As of the date of this prospectus, the audit has not been completed and the actual number of shares of common stock to be issued by us has not been determined. We anticipate that we will issue approximately 500,000 shares to the prior shareholders of The Acution Channel, of which approximately 170,000 shares will be issued to TB Investments LLC. Initially, all of these shares will be deposited into an escrow account and will be subject to offset for any claims we may make for indemnification under the share purchase agreement.

      Prior to our acquisition of The Auction Channel, TB Investments LLC had loaned to The Auction Channel approximately 134,000 British Pounds. When we acquired The Auction Channel, we purchased this indebtedness from TB Investments LLC for a purchase price of approximately $45,000 and 15,445 shares of our common stock. The shares of common stock have been deposited into an escrow account and will be subject to offset for any claims we may make for indemnification under the purchase agreement for the indebtedness or under the share purchase agreement for The Auction Channel.

      HARRIS TOIBB

      We lease our principal executive offices in Woodland Hills, California from Topanga & Victory Partners L.P. Harris Toibb, Don Kinder, Gail Toibb-Carrier, Howard Smuckler and Michael Toibb are limited partners of Topanga & Victory Partners L.P., and Harris Toibb is an officer, director and significant stockholder of Toibb II, which is the general partner of Topanga & Victory Partners L.P. The lease agreement for the premises provides for a term of 66 months and rent of approximately $69,000 per annum.

ROSEWORTH GROUP, LTD.

      We are registering a total of 411,405 shares of common stock on behalf of Roseworth Group, Ltd. In April 1999, we issued to Roseworth a 4% convertible debenture in the principal amount of $1,000,000. We paid Roseworth $30,000 and issued to Roseworth 5,883 shares of our common stock as a fee for the loan.

      The debenture is due on the later of April 27, 2000 or six months following the date the Securities and Exchange Commission declares effective the registration statement covering the resale of the shares of common stock underlying the debenture. The debenture may be converted by Roseworth or any other holder of the debenture into shares of our common stock at a conversion price per share equal to the lower of 95% of the market price of our common stock or $6.00. On the maturity date of the debenture, the unpaid balance of the debenture and any accrued and unpaid interest will convert automatically into shares of common stock at the conversion price on the maturity date.

      On May 13, 1999, Roseworth converted $250,000 of the principal amount of the debenture into 76,489 shares of our common stock, and on May 24, 1999 Roseworth converted an additional $500,000 of the principal amount of the debenture into 129,033 shares of our common stock. Roseworth may use this prospectus to sell the following:

o Up to 5,883 shares of common stock we paid to Roseworth in connection with the debenture;

o Up to 205,522 shares of common stock Roseworth acquired upon conversion of the debenture; and

o Up to an additional 200,000 shares of common stock that Roseworth may acquire in the future upon conversion of the remaining principal portion of the debenture and any accrued interest.

      We agreed to register these shares of common stock on a Form S-3 registration statement for resale by Roseworth or any other holders of the shares.


INTEL CORPORATION

      We are registering 300,000 shares of common stock on behalf of Intel Corporation. Intel may acquire the 300,000 shares of common stock by exercising a warrant we granted to Intel in July 1998. We granted the warrant to Intel in connection with a technology alliance we entered into with it in July 1998. The warrants currently are exercisable at an exercise price of $4.00 per share and expire in July 2001. We agreed to register the shares of common stock underlying the warrant on a Form S-3 registration statement.


CHILTERN GROUP PLC

      Chiltern Group PLC provided investment banking services to The Auction Channel in connection with the sale of The Auction Channel to us in July 1999. The fees for these services amounted to approximately $255,000. In September 1999, we issued 40,500 shares of our common stock to Chiltern in payment of $162,000 of these fees. We agreed to register these shares on a Form S-3 registration statement.

HAL NOMINEES LIMITED

      In September 1999, we issued 9,540 shares of our common stock to HAL Nominees Limited in payment of $47,700 in legal fees incurred by us in connection with our acquisition of The Auction Channel. We agreed to register these shares on a Fom S-3 registration statement. HAL Nominees Limited, or its affiliates, may continue to represent us as legal counsel in the future.

WENDY L. PAIGE

      In September 1999, we issued 8,566 shares of our common stock to Wendy L. Paige in payment of approximately $55,200 in legal fees incurred by The Auction Channel. We agreed to register these shares on a Form S-3 registration statement.

SELLING STOCKHOLDERS TABLE

      The following table contains information about the selling stockholders' beneficial ownership of our common stock as of September 8, 1999. On September 8, 1999, there were 11,915,999 shares of our common stock outstanding. We do not know if, when, or in what amounts the selling stockholders will sell shares of the common stock. Therefore, we cannot estimate how many shares the selling stockholders will hold after completion of the offering.

                                                          SHARES
                                                    BENEFICIALLY OWNED
                                                     PRIOR TO OFFERING
                                                    ------------------
                                                                            NUMBER OF
                                                                             SHARES
NAME AND ADDRESS                                       NUMBER    PERCENT     OFFERED
----------------                                      -------    -------    ----------
Prince Ahmad Bin Khalid Al-Saud...................  1,000,000       8.4 %  1,000,000
  P. O. Box 1011
  Riyadh, Saudi Arabia 11431
Harris Toibb......................................    530,540       4.5       36,000
  307 21st Street
  Santa Monica, CA 90402
Schuermann GbR (1)................................    350,000       2.9      350,000
  Grevener Damm 260
  48282 Emsdetten, Germany
Intel Corporation.................................    300,000 (2)   2.5       300,000 (2)
  2200 Michigan College Boulevard
  Santa Clara, CA 95052
Barry Baeres......................................    250,000       2.1      250,000
  Widenmayerstr. 49
  80538 Muenchen, Germany
Roseworth Group, Ltd (3)..........................    286,707 (4)   2.4      411,405 (5)
  c/o Dr. Batliner & Partners
  Aeulestrasse 74
  FI-9490
  Vaduz, Liechtenstein
Tatich Financing, Inc. (6)........................    205,000       1.7      205,000
  c/o Horwath Fiducaire & Revision S.A.
  15 Rue Du Jeu-De-L'Arc
  P. O. Box 6259
  CH-1211 Geneva 6 Switzerland
Brent Cohen.......................................    141,445 (7)   1.2      126,000
  11701 Wetherby Lane
  Los Angeles, CA 90077
Tim Helfet........................................     81,445 (7)     *       66,000
  1652 Mandeville Canyon Road
  Los Angeles, CA 90049
Werner Family Trust...............................     75,000         *       75,000
  c/o Heinz Laumann
  Rodelhang 8
  90542 Eckental, Germany
Chiltern Group PLC (8)............................     40,500         *       40,500
  Sceptre House
  169/173 Regent Street
  London W1R 7FB
  England


                                    Page 15

Michael Toibb.....................................     32,500         *       10,000
  1271 Granville Avenue, #304
  West Los Angeles, CA 90025
Gail Toibb-Carrier................................     25,500         *        3,000
  656 26th Street
  Manhattan Beach, CA 90266
Ronald & Barbara Gilefsky.........................     14,800         *        5,000
  9 Arlyn Road
  Marblehead, MA 01945
HAL Nominees Limited (9)..........................      9,540         *        9,540
  Hanover House
  14 Hanover Square
  London W1R 0BE
  England
Wendy L. Paige....................................      8,566         *        8,566
  5 Eghams Court
  Boston Drive
  Bourne End
  Buckinghamshire SL8 5YS
  England
Don Kinder........................................      6,500         *        3,000
  6548 Deerbrook Road
  Oak Park, CA 91377
Howard Smuckler...................................      5,500         *        3,000
  7474 Darnoch Way
  West Hills, CA 91307
-------------------------------

*  Represents less than 1%.
(1)Juergen Schuermann, the Managing Partner of Schuermann GbR, has the authority to vote and dispose of the shares held by Schuermann GbR.
(2)Consists of 300,000 shares reserved for issuance upon exercise of warrants that currently are exercisable.
(3)Johann Hans Gassner, a director of Roseworth, has the authority to vote and dispose of the shares held by Roseworth.
(4)Includes 75,302 shares that Roseworth could acquire as of September 8, 1999 upon conversion of $250,000 principal amount of the convertible debenture. This information will be modified with a Prospectus Supplement to reflect the number of shares of common stock acquired by Roseworth upon conversion of the remaining portion of the principal amount of the convertible debenture and any accrued interest under the debenture.
(5)This information will be modified with a Prospectus Supplement to reflect the number of shares of common stock acquired by Roseworth upon conversion of the remaining portion of the principal amount of the convertible debenture and any accrued interest under the debenture.
(6)V.S. Simon, President of Tatich Financing, has the authority to vote and dispose of the shares held by Tatich Financing.
(7)Includes 15,445 shares of TB Investments LLC held in escrow to satisfy claims we may have against TB Investments. Messrs. Cohen and Helfet each own 50% of TB Investments and have the authority to vote and dispose of the shares held by TB Investments. Does not include shares to be issued to TB Investments in connection with our acquisition of Trojan Television Limited, which number of shares has not been determined as of September 8, 1999.
(8)Andre Bischoff, the Managing Director of Chiltern, has the authority to vote and dispose of the shares held by Chiltern.
(9)Colin Howes, a director of HAL Nominees Limited, has the authority to vote and dispose of the shares held by HAL Nominees Limited.

                               PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholders described in this prospectus. As used in this prospectus, the selling stockholders include donees and pledgees selling shares received after the date of this prospectus from the selling stockholders named in this prospectus.

      We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling stockholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, transfer taxes and counsel fees. We also have agreed to indemnify the selling stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act.

      The shares may be offered and sold by the selling stockholders directly to purchasers or through one or more underwriters, brokers, dealers or agents, in one or more types of transactions:

      o     on the American Stock Exchange,

      o     in negotiated transactions,

      o     through put or call options relating to the shares,

      o     through short sales of shares, or

      o a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.


      The selling shareholders may also pledge shares under loans, and upon a default by the selling shareholder, the pledged shares might be sold using this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.


      The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by the such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act may apply to their sales in the market.

      If required, the following information will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement:

      o     the specific shares to be sold,

      o     the names of the selling stockholders,

      o     the respective purchase prices and public offering prices,

      o     the names of any agent, dealer or underwriter, and

      o     any applicable commissions or discounts.


      The table below sets forth the number of shares of our common stock that Roseworth Group, Ltd. would acquire if it elected to convert the remaining $250,000 principal amount of its debenture. The share amounts are based on our closing share price of $3.4375 on September 8, 1999, and on assumed closing share prices of $2.58, $1.72 and $0.86, which prices represent a 25%, 50% and 75% decline, respectively, in our September 8, 1999 closing share price. There were 11,915,999 shares of our common stock outstanding on September 8, 1999.

                       PERCENTAGE                         SHARES OF
                       DECLINE IN         ASSUMED       COMMON STOCK
                   SEPTEMBER 8, 1999      CLOSING        ISSUED UPON
                     CLOSING PRICE         PRICE         CONVERSION
                   -------------------  ------------   ----------------
                           --             $ 3.44            75,302
                          25%             $ 2.58           101,999
                          50%             $ 1.72           152,999
                          75%             $ 0.86           305,998



                        WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC's website at "http://www.sec.gov." You can also read our SEC filings at the American Stock Exchange, 86 Trinity Plaza, New York, New York.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares:

      o Annual Report on Form 10-KSB for the year ended December 31, 1998, as amended.


      o Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1999 and June 30, 1999.

      o     Current Reports on Form 8-K dated July 1, 1999 and July 14, 1999.


      o Description of our capital stock contained in our Registration Statement on Form 8-A, filed on October 29, 1996, as amended by our Registration Statement on Form 8-A/A, filed on November 20, 1996.

      This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

            Michael Ozen
            Chief Financial Officer
            Brilliant Digital Entertainment, Inc.
            6355 Topanga Canyon Boulevard, Suite 120
            Woodland Hills, California 91367
            (818) 615-1500

                                  LEGAL MATTERS

      Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered to Brilliant Digital Entertainment, Inc. a legal opinion as to the validity of the common stock covered by this prospectus.


                                     EXPERTS


      The financial statements of Brilliant Digital Entertainment, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Brilliant Digital Entertainment, Inc. for the fiscal year ended December 31, 1998 have been incorporated in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting. The financial statements of Trojan Television Limited as of June 30, 1998 and 1997 and for the years then ended incorporated in this prospectus by reference to the Current Report on Form 8-K of Brilliant Digital Entertainment, Inc. have been incorporated in this prospectus in reliance on the report of Edwards & Co, independent accountants, given on their authority as experts in auditing and accounting.

-------------------------------------------------------------------------------

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

------------------------------------------------------------------------------






                               --------------------


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                    PROSPECTUS


                                                   , 1999


                               --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.



      Registration fee - Securities and Exchange Commission..      $ 4,645
      Legal Fees and Expenses................................       10,000
      Accounting Fees and Expenses...........................        5,000
      Miscellaneous Expenses.................................        2,000
                                                                   ---------
                TOTAL........................................      $21,645
                                                                   =========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Certificate of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

                                   Page II-1

      The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 16.    EXHIBITS.

EXHIBIT
 NUMBER                   EXHIBIT DESCRIPTION
-------                   -------------------

5.1   Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.

10.1 Debenture and Warrant Purchase Agreement, dated as of April 21, 1999, between the Registrant and Roseworth Group, Ltd. Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

10.2 4% Convertible Debenture Due April 27, 2000 of the Registrant, in the principal amount of $1,000,000, dated as of April 27, 1999. Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.

10.3 Registration Rights Agreement, dated as of April 21, 1999, between the Registrant and Roseworth Group, Ltd. Incorporated by reference to Exhibit
      10.3 to Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999.


10.4 Warrant, dated July 16, 1998. Incorporated by reference to Exhibit 10.2 to Amendment No. 1 to Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998.


23.1  Consent of PricewaterhouseCoopers LLP.

23.2  Consent of Edwards & Co.

23.3 Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in Exhibit 5.1).


24.1  Power of Attorney (included on signature page).*

----------------------------
*  Previously filed.


ITEM 17.    UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the s

                                   Page II-2
ecurities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   Page II-3

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on September 10, 1999.


                                          BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                          By: /s/ MICHAEL OZEN
                                              ---------------------------------
                                              Michael Ozen, Chief Financial
                                              Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                    SIGNATURE                                           TITLE                               DATE

                      *                             Chief Executive Officer and Chairman             September 10, 1999
--------------------------------------------         of the Board of Directors
                    Mark Dyne

                      *                             President and Director                           September 10, 1999
--------------------------------------------
                 Kevin Bermeister

              /s/ MICHAEL OZEN                      Chief Financial Officer (Principal Financial     September 10, 1999
--------------------------------------------         and Accounting Officer) and Secretary
                   Michael Ozen

                      *                             Vice President, Operations and Production        September 10, 1999
--------------------------------------------         and Director
                   Mark Miller

                         *                          Director                                         September 10, 1999
--------------------------------------------
                  Diana Maranon

                         *                          Director                                         September 10, 1999
--------------------------------------------
                    Ray Musci

                         *                          Director                                         September 10, 1999
--------------------------------------------
                  Garth Saloner

                         *                          Director                                         September 10, 1999
--------------------------------------------
                 Jeff Scheinrock

* By:  /s/ MICHAEL OZEN
      ---------------------------
           Michael Ozen
         Attorney-In-Fact

